Exhibit 11.2

ChipMOS TECHNOLOGIES, INC.

Insider Trading Policy

I. Introduction

This Insider Trading Policy (this “Policy”) of ChipMOS TECHNOLOGIES, Inc. (“ChipMOS” or the “Company”) explains that, due to the Securities Regulations1 and the obligations owed to the Company, the directors, Officers and employees2 of the Company shall prevent trading in Company securities as an insider of the Company using material non-public information relating to the Company. Noncompliance with securities laws or noncompliance with this Policy constitutes grounds for disciplinary action, including termination of employment.

II. Certain Definitions

(a)
“Material” information3. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision, regardless of whether the information is positive or negative. It is important to remember that materiality will be judged with the benefit of hindsight.

Information regarding the following subjects4, even if preliminary, is reasonably likely to be found material in particular situations:

(i)
significant changes in the Company's prospects;
(ii)
significant write-downs in assets or increases in reserves;
(iii)
developments regarding significant litigation or government agency investigations, including threatened litigation or investigations;
(iv)
liquidity problems;

1 Including the securities regulations of the Republic of China (Taiwan) and the United States.

2 Please note that the covered person is more extensive under Article 157-1, Paragraphs 1 and 7 of Taiwan’s Securities and Exchange Act, as follows:

(1) a director, supervisor, and/or officer of the company, and/or a natural person designated to exercise powers as representative pursuant to Article 27, Paragraph 1 of Taiwan’s Company Act.

(2) shareholders holding more than ten percent of the shares of the company.

(3) any person who has learned the information by reason of occupational or controlling relationship.

(4) a person who, though no longer among those listed in one of the preceding three subparagraphs, has only lost such status within the last six months.

(5) any person who has learned the information from any of the persons named in the preceding four subparagraphs.

The calculation of shares held by shareholders referred to in subparagraphs 1 and 2 shall include shares held by their spouses and minor children and those held under the names of other parties.

3 According to Article 157-1, Paragraph 1 of Taiwan’s Securities and Exchange Act, material information shall refer to “any information that will have a material impact on the price of the securities of the issuing company”; according to Paragraph 2 of the same Article, material information shall also include “any information that will have a material impact on the ability of the issuing company to pay principal or interest”.

4 This is meant to be a non-exhaustive list.

(v)
changes in earnings estimates or unusual gains or losses in major operations;
(vi)
major changes in management;
(vii)
changes in dividends;
(viii)
extraordinary borrowings;
(ix)
award or loss of a significant contract;
(x)
changes in debt ratings;
(xi)
proposals, plans or agreements involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or assets purchases or sales;
(xii)
public or private offerings; and
(xiii)
pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or securities price should it occur. Thus, information concerning an event that would have a large effect on securities price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

(b)
“Non-public” information. Information is “non-public” unless it has been publicly disclosed. To be publicly disclosed the information must have been disseminated in a manner designed to reach investors generally, such as through announcement of material information, public filings with the securities regulators, press releases, or newswire services, etc. and the investors must be given the opportunity to absorb the information. The fact that information has been provided to a few members of the public does not make it publicly disclosed for insider trading purposes. Only disclosing part of inside information does not constitute public dissemination. So long as any material portion of inside information has yet to be publicly disclosed, the information is considered "non-public."

Even after information relating to the Company is publicly disclosed, you must wait until at least 48 hours5 after the information was publicly disclosed before you can treat the information as public. It may be necessary to allow additional time for the information to be absorbed by the marketplace.

Non-public information may include:

(i)
information available to a select group of analysts or brokers or institutional investors;
(ii)
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated and reported in the media; and

5Article 157-1, Paragraphs 1 and 2 of Taiwan’s Securities and Exchange Act requires at least 18 hours after the information was publicly disclosed.

(iii)
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and at least 48 hours6 have elapsed, which is sufficient for the market to respond to a public announcement of the information.

All non-public information relating to the Company is and remains the property of the Company. A director, Officer or employee of the Company coming into possession of such information acquires no interests or right in the information, and merely holds it as an incident to his or her employment. Directors, Officers and employees in possession of material non-public information relating to the Company hold the information as trustees for the benefit of the Company and its shareholders and are under fiduciary responsibilities.

(c)
A “family member” of a person includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships. Directors, Officers and employees of ChipMOS are expected to be responsible for compliance with this Policy by their family members.
(d)
“Company securities” means shares, options, warrants or any other security of ChipMOS, or financial products issued or created over or in respect of any of the Company’s securities (e.g. derivatives), whether or not they are traded on the Taiwan Stock Exchange and, for the avoidance of doubt, includes American depositary receipts (ADRs) and American depositary shares (ADSs).
(e)
“Designated Officer” means the Chief Executive Officer of ChipMOS.

III. Behavior to Follow

If a director, Officer or employee of the Company or any of their respective family members (each an “Insider” and collectively, “Insiders”) has material non-public information relating to ChipMOS (sometimes also referred to as “inside information”), each such Insider and each such Insider’s respective family members shall not purchase, sell or trade Company securities or engage in any other action to take advantage of, or pass on to others, that information.

If an Insider has material non-public information relating to a company other than ChipMOS, each such Insider and each such Insider’s respective family members shall not purchase, sell or trade securities of the other company or engage in any other action to take advantage of, or pass on to others, that information.

6 See supra note 5.

No Insider may purchase, sell or trade in Company securities during any and each period specified in an announcement of a “Notice of Trading Restriction” (See Annex II for Form of Notice of Trading Restriction) provided by a Designated Officer during which period the Company imposes a prohibition on such Insider’s purchase or sale of or trading in any Company securities (each, a “Trading Restriction”). The existence of a Trading Restriction is material non-public information. No Insider other than a Designated Officer may disclose to any person that a Trading Restriction has been designated. For example, if the Company is negotiating a material transaction such as a merger, a Trading Restriction could be imposed until the negotiations or transaction is terminated or publicly disclosed, to prohibit Company securities trading by Insiders including directors and Officers of the Company who are likely to be aware of related material non-public information relating to such negotiations.

Each Insider and each of such Insider’s respective family members shall not tip or disclose to any person (including, without limitation, family members, analysts, investors, and members of the investment community and news media) any material non-public information relating to ChipMOS or relating to any other company, unless authorized in writing to do so in advance by a Designated Officer. In any instance in which such information is disclosed, the Company will take such steps as it believes to be necessary to preserve the confidentiality of the information, which may include requiring the person(s) to whom information is disclosed to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries regarding material non-public information about the Company must be referred to a Designated Officer.

No Insider may give to anyone trading advice of any kind relating to ChipMOS or relating to any other company while in possession of material non-public information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice about the Company to third parties even when not in possession of material non-public information about the Company.

Insiders must avoid speculative financial activities beyond their means. No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale, nor may any Insider "day trade," i.e., buy and sell Company securities on the same day. Insiders must not engage in any speculative financial activities involving the Company’s securities, or derivatives based on the Company’s securities, such as options trading and short sales.

IV. Window Period

1. Procedures – Directors , Officer, or person designated by the Designated Officer

A director, Officer, or person designated by the Designated Officer (or their family members) may purchase or sell Company securities during the period which commences at the opening of the first trading day after the lapse of 24 hours following public dissemination of quarterly or annual earnings releases and terminates at the 15th day of the third month of the fiscal quarter following the last fiscal quarter covered by such earnings release (each such period is referred to as a “window period”), provided the director, Officer, or person designated by the Designated Officer is not aware of any material non-public information and a Trading Restriction is not applicable to such director or executive officer. In addition, according to the Company’s “Corporate Governance Best Practice Principles”, a director shall not trade the Company’s securities during the period starting from the 30 days prior to the publication date of the annual financial report and the 15 days prior to the publication date of the quarterly financial report. In certain circumstances a particular director, Officer or person designated by the Designated Officer may not personally be in possession of such material non-public information but because such information will be generally available to directors, Officers or such persons designated by the Designated Officer of the Company such director, Officer may be presumed to have possession of such information. An “Officer” is any officer of the Company with the title Chief Executive Officer, Principal Financial Officer, Accounting Division Head, Vice President, any officer reported by the Company to the competent authority in accordance with Taiwan’s securities regulations, or Sales Division Head (or equivalent thereof).

2. Procedures – All Other Employees

An employee who is not a director, Officer, or person designated by the Designated Officer may buy or sell Company securities during or outside a window period, provided the employee is not aware of any material non-public information relating to ChipMOS and a Trading Restriction is not applicable to such employee.

V. Laws and Regulations Prohibiting Insider Trading to Supersede this Policy

The prohibitions and restrictions on transactions stipulated in this Policy, if Taiwan’s Securities and Exchange Act, United States federal securities laws and other relevant laws and regulations provide stricter restrictions, such restrictions shall prevail.

VI. Consequences of Failure to Comply with this Policy

Buying or selling securities on the basis of material non-public information (or passing that information on to another party who buys or sells) may subject both the individual and the Company to severe civil and criminal liability under Taiwan and United States securities laws7. Under these laws, civil penalties may include three times the amount of profit realized or loss avoided, and criminal penalties may include imprisonment.

7According to Article 171, Paragraph 1 of Taiwan’s Securities and Exchange Act, any person that violates Article 157-1, Paragraph 1or 2 of Taiwan’s Securities and Exchange Act shall be punished with imprisonment for not less than three years and not more than ten years, and in addition thereto, a fine of not less than NT$10 million and not more than NT$200 million may be imposed

Noncompliance with securities laws or noncompliance with this Policy by an Insider constitutes grounds for disciplinary action, including termination of employment and, if appropriate, legal proceedings on behalf of the Company will be pursued against such Insider. Any exceptions to the Policy, if permitted, may only be granted by prior written approval by a Designated Officer.

VII. Directors, Officers Are Responsible for Subordinates

Directors and Officers and directors may also be responsible for the insider trading of their subordinates if they know or recklessly disregard the fact that the subordinate is likely to engage in insider trading and fail to take steps to prevent the abuse. Directors and Officers must carefully supervise all subordinates who come into possession of inside information and alert a Designated Officer if you believe that a subordinate is participating in insider trading or is tipping others.

VIII. Others

For assistance in preventing inadvertent violations of and avoiding even the appearance of an improper transaction under this Policy, or if you are in doubt regarding any aspect of this Policy, you are advised to consult with a Designated Officer before buying, selling, trading (or otherwise making any transfer, gift, pledge or loan of) any Company securities.

IX. Acknowledgment and Certification (only applicable to Directors, Officers and Persons Designated by the Designated Officer)

You are required to sign the Certification of Compliance attached hereto as Annex I to acknowledge and certify that you have complied with the Policy.

X. Amendment History

This Policy was enacted on November 8, 2018

The first amendment thereto was made on August 4, 2022.

ANNEX I

CERTIFICATION OF COMPLIANCE (only applicable to Directors, Officers and Persons Designated by the Designated Officer)

RETURN BY [_________] [insert return deadline date]

TO: [__________]

FROM: [__________]

RE: INSIDER TRADING POLICY OF CHIPMOS TECHNOLOGIES, INC.

I have received, reviewed and understand the above-referenced Insider Trading Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) ChipMOS TECHNOLOGIES, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 202_, I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Policy.

_________________________ __________________

SIGNATURE DATE

_________________________

TITLE

Annex II

Form of Notice of Trading Restriction

CHIPMOS TECHNOLOGIES, INC. CONFIDENTIAL MEMORANDUM

TO: DISTRIBUTION

FROM: [Designated Officer]

SUBJECT: TRADING RESTRICTION IN EFFECT

DATE: [DATE]

CC: BOARD OF DIRECTORS

Effective immediately a trading restriction is in effect. As a result, trading in securities and derivatives of securities of ChipMOS TECHNOLOGIES, Inc. (the “Company”) is prohibited until further notice. Please review the Company’s Insider Trading Policy (the “Policy”) for your duties and obligations.

Individuals with a sale in progress should contact a Designated Officer (as defined in the Policy) for further instructions.